
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                           DECORATOR INDUSTRIES, INC.
                                (Name of Issuer)

                         COMMON STOCK - $0.20 PAR VALUE
                         (Title of Class of Securities)

                                    24631207
                                 (CUSIP Number)

                                DECEMBER 31, 2001
             (Date of Event Which Requires Filing of This Statement)

                               Rory A Greiss, Esq.
                                Kaye Scholer LLP
                                 425 Park Avenue
                            New York, New York 10022
                                 (212) 836-8261
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
               [X] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [ ] Rule 13d-1(d)

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                                  SCHEDULE 13G

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
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            CUSIP NO.
24631207                                                                                           PAGE 2 OF 9 PAGES
                                                                                                       ---  ---

-------------------------------------------                                               -------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                   NAME OF REPORTING PERSON
                                   The Ravenswood Investment Company, L.P.
   1.                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                   11-2474002
-------------------------------------------------------------------------------------------------------------------------------

   2.                              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                                                      (b) [X]
-------------------------------------------------------------------------------------------------------------------------------
                                   SEC USE ONLY
   3.

-------------------------------------------------------------------------------------------------------------------------------
                                   CITIZENSHIP OR PLACE OF ORGANIZATION
   4.                              New York

-------------------------------------------------------------------------------------------------------------------------------
                                   SOLE VOTING POWER
                             5.    -0-
         NUMBER OF         ----------------------------------------------------------------------------------------------------
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY          6.    22,593
         OWNED BY          ----------------------------------------------------------------------------------------------------
           EACH                    SOLE DISPOSITIVE POWER
        REPORTING            7.    -0-
       PERSON WITH
                           ----------------------------------------------------------------------------------------------------
                                   SHARED DISPOSITIVE POWER
                             8.    22,593

-------------------------------------------------------------------------------------------------------------------------------
                                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT
   9.                              PERSON
                                   22,593
-------------------------------------------------------------------------------------------------------------------------------
                                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   10.                             CERTAIN SHARES* [ ]

-------------------------------------------------------------------------------------------------------------------------------
                                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11.
                                   .8%
-------------------------------------------------------------------------------------------------------------------------------
                                   TYPE OF REPORTING PERSON*
   12.
                                   PN
-------------------------------------------------------------------------------------------------------------------------------
                                              *SEE INSTRUCTIONS BEFORE FILLING OUT
                                  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                              (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
-------------------------------------------------------------------------------------------------------------------------------
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

                                  SCHEDULE 13G

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
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            CUSIP NO.
24631207                                                                                           PAGE 3 OF 9 PAGES
                                                                                                       ---  ---

-------------------------------------------                                               -------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                   NAME OF REPORTING PERSON
                                   Robotti & Company, Incorporated
   1.                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                   1-2627501
-------------------------------------------------------------------------------------------------------------------------------
                                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
   2.                                                                                 (b) [X]
-------------------------------------------------------------------------------------------------------------------------------
                                   SEC USE ONLY
   3.

-------------------------------------------------------------------------------------------------------------------------------
                                   CITIZENSHIP OR PLACE OF ORGANIZATION
   4.
                                   United States
-------------------------------------------------------------------------------------------------------------------------------
                                   SOLE VOTING POWER
                             5.    -0-
         NUMBER OF         ----------------------------------------------------------------------------------------------------
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY          6.    266,195
         OWNED BY          ----------------------------------------------------------------------------------------------------
           EACH                    SOLE DISPOSITIVE POWER
        REPORTING            7.    -0-
       PERSON WITH
                           ----------------------------------------------------------------------------------------------------
                                   SHARED DISPOSITIVE POWER
                             8.    266,195

-------------------------------------------------------------------------------------------------------------------------------
                                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT
   9.                              PERSON
                                   266,195
-------------------------------------------------------------------------------------------------------------------------------
                                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   10.                             CERTAIN SHARES* [ ]

-------------------------------------------------------------------------------------------------------------------------------
                                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11.
                                   9.4%
-------------------------------------------------------------------------------------------------------------------------------
                                   TYPE OF REPORTING PERSON*
   12.
                                   CO, BD, IA
-------------------------------------------------------------------------------------------------------------------------------
                                              *SEE INSTRUCTIONS BEFORE FILLING OUT
                                  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                              (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
-------------------------------------------------------------------------------------------------------------------------------


                                  SCHEDULE 13G

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
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            CUSIP NO. 24631207                                                                     PAGE 4 OF 9 PAGES
                                                                                                       ---  ---

-------------------------------------------                                               -------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                   NAME OF REPORTING PERSON
                                   Robert E. Robotti
   1.                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

-------------------------------------------------------------------------------------------------------------------------------
                                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
   2.                                                                                 (b) [X]
-------------------------------------------------------------------------------------------------------------------------------
                                   SEC USE ONLY
   3.

-------------------------------------------------------------------------------------------------------------------------------
                                   CITIZENSHIP OR PLACE OF ORGANIZATION

   4.                              United States
-------------------------------------------------------------------------------------------------------------------------------
                                   SOLE VOTING POWER
                             5.    -0-
         NUMBER OF         ----------------------------------------------------------------------------------------------------
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY          6.    287,788
         OWNED BY          ----------------------------------------------------------------------------------------------------
           EACH                    SOLE DISPOSITIVE POWER
        REPORTING            7.    -0-
       PERSON WITH
                           ----------------------------------------------------------------------------------------------------
                                   SHARED DISPOSITIVE POWER
                             8.    287,788

-------------------------------------------------------------------------------------------------------------------------------
                                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT
   9.                              PERSON
                                   287,788
-------------------------------------------------------------------------------------------------------------------------------
                                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   10.                             CERTAIN SHARES* [ ]

-------------------------------------------------------------------------------------------------------------------------------
                                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11.
                                   10.2%
-------------------------------------------------------------------------------------------------------------------------------
                                   TYPE OF REPORTING PERSON*
   12.
                                   IN
-------------------------------------------------------------------------------------------------------------------------------
                                              *SEE INSTRUCTIONS BEFORE FILLING OUT
                                  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                              (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
-------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G


ITEM 1(a).      NAME OF ISSUER.

                Decorator Industries, Inc.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                10011 Pines Boulevard, Suite #201
                Pembroke Pines, Florida 33024

ITEM 2(a).      NAME OF PERSONS FILING:

                This statement is filed by:

                (i) The Ravenswood Investment Company, L.P., a New York limited partnership ("Ravenswood");

                (ii) Robotti & Company, Incorporated, a New York corporation ("Robotti & Company"); and

                (iii)   Robert E. Robotti, a United States citizen ("Robotti")

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: c/o Robotti & Company, Incorporated

                52 Vanderbilt Avenue, Suite 503
                New York, New York 10017

ITEM 2I.        CITIZENSHIP:

                See Item 2(a)

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                Common Stock - par value $0.20 per share

ITEM 2(e).      CUSIP NUMBER:

                24631207

                                Page 5 of 9 Pages

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ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
                13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                (a) [X] Broker or dealer registered under Section 15 of the Exchange Act.

                (b) [ ] Bank as defined in Section 3 (a)(6) of the Exchange Act.

                (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                (e) [X] An investment adviser in accordance with Rule 13d-1
                (b)(1)(ii)(E);

                (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

                (g) [ ] A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

                (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                (j) [ ] Group, in accordance with Rule 13d-1 (b) (1)(ii)(J)

ITEM 4.         OWNERSHIP:

                (a) Robert E. Robotti shares beneficial ownership of 287,788 shares of the Security through the following:

                    * his ownership of Robotti & Company, a broker-dealer
                      registered under Section 15 of the Securities Exchange Act of 1934 and an investment advisor in accordance with Rule 13d-1 (b)(l)(ii)(E), by virtue of the investment discretion Robotti & Company has over the accounts of its brokerage customers and advisory clients, which hold an aggregate of 265,195 shares of the Security; and

                    * his position as General Partner of Ravenswood, which owns
                      22,593 shares of the Security.


                                Page 6 of 9 Pages

                                  SCHEDULE 13G

               (b) The amount of shares of the Security beneficially owned by Robert E. Robotti is 10.2% of the total outstanding shares of the Security.

               (c) (i) Mr. Robotti does not have the sole power to vote or direct the vote of any of the shares of the Security.

                   (ii) Mr. Robotti shares the power to vote or direct the vote of the shares of the Security as follows:

                       * he shares with Robotti & Company the power to vote or
                         direct the vote of 265,195 shares of the Security; and

                       * he shares with the other General Partner of Ravenswood
                         the power to vote or direct the vote of 22,593 shares of the Security.

                   (iii) Mr. Robotti does not have the sole power to dispose or to direct the disposition of any of the shares of the Security.

                   (iv) Mr. Robotti shares the power to dispose or to direct the disposition of the shares of the Security as follows:

                       * he shares with Robotti & Company the power to dispose
                         or to direct the disposition of 265,195 shares of the Security; and

                       * he shares with the other General Partner of Ravenswood
                         the power to dispose or to direct the disposition of 22,593 shares of the Security.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Not applicable

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                Not applicable.


                                Page 7 of 9 Pages

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ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                Not applicable.

ITEM 10.        CERTIFICATIONS:

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 8 of 9 Pages
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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 10, 2002


                                         The Ravenswood Investment Company, L.P.


                                         By:      /s/ ROBERT E. ROBOTTI
                                                  ------------------------------
                                                  Name: Robert E. Robotti
                                                  Title: General Partner


                                         Robotti & Company, Incorporated


                                         By:      /s/ ROBERT E. ROBOTTI
                                                  ------------------------------
                                                  Name: Robert E. Robotti
                                                  Title: President and Treasurer


                                         By:      /s/ ROBERT E. ROBOTTI
                                                  ------------------------------
                                                  Name: Robert E. Robotti

                                Page 9 of 9 Pages